Exhibit 5.1

March 4, 2021

Board of Directors

Arbutus Biopharma Corporation

701 Veterans Circle

Warminster, PA 18974

Dear Sirs/Mesdames:

Re:	Arbutus Biopharma Corporation (the “Corporation”)

We are Canadian counsel to the Corporation, a British Columbia, Canada company, and have been requested to provide this opinion in connection with the Corporation's issuance of up to $75,000,000 of the Corporation’s common shares, no par value (the “Common Shares”), from time to time and at various prices in an “at-the-market” offering pursuant to that certain Open Market Sale AgreementSM, dated December 20, 2018 (as amended, the “Sale Agreement”), by and between the Corporation and Jefferies LLC (“Jefferies”), as amended by that certain Amendment No. 1 to the Sale Agreement, dated December 20, 2019, and that certain Amendment No. 2 to the Sale Agreement, dated August 7, 2020, and that certain Amendment No. 3 to the Sale Agreement, dated March 4, 2021 (the “Third Amendment”), by and between the Corporation and Jefferies. The Common Shares are being offered pursuant to the Corporation’s registration statement on Form S-3 (File No. 333-248467), filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) on August 28, 2020 (the “Registration Statement”), the accompanying prospectus dated October 22, 2020 (the “Base Prospectus”) that forms a part thereof and a prospectus supplement dated March 4, 2021, relating to the issuance and sale by the Corporation of Common Shares under the Sale Agreement (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the laws of the Province of British Columbia and the laws of Canada applicable therein. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Corporation of the Third Amendment, (ii) issuance of the Common Shares pursuant to the terms of the Sale Agreement, and (iii) receipt by the Corporation of the consideration for the Common Shares specified in the resolutions of the Board of Directors or a committee thereof, the Common Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Corporation of a Current Report on Form 8-K on the date hereof relating to the offer and sale of the Common Shares, which Form 8-K will be incorporated by reference into the Registration Statement, and speaks as of the date hereof. We express no opinion as to the effect of future laws or judicial decisions on the subject matter hereof, nor do we undertake any duty to modify this opinion to reflect subsequent facts or developments concerning the Corporation or developments in the law occurring after the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Corporation’s Current Report on Form 8-K filed on the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Yours truly,

/s/ FARRIS LLP

FARRIS LLP